Exhibit 10.13

SEPARATION AGREEMENT AND GENERAL RELEASE

THIS SEPARATION AGREEMENT AND GENERAL RELEASE (this “Agreement”) is entered into as of December 17, 2008 by and between JEREMIAH J. HENNESSY(“Executive”) and BJ’S RESTAURANTS, INC., a California corporation (the “Company”), with respect to the following facts:

A. Executive is currently serving as a director of the Company and is currently employed by the Company pursuant to the terms of that certain Amended and Restated Employment Agreement, dated as of June 27, 2005, between Executive and the Company (the “Employment Agreement”).

B. Executive and the Company have agreed that Executive’s employment with the Company and any direct or indirect subsidiary thereof (collectively, “Subsidiaries”) will terminate effective as of December 30, 2008 (the “Termination Date”), and that simultaneously with such termination, Executive will resign and cease to serve as a director and officer of the Company and its Subsidiaries.

C. The Company and Executive desire to amicably compromise and finally settle and resolve all controversies between them including, but not limited to any differences or claims that might also arise out of the Employment Agreement, Executive’s employment with the Company or any Subsidiaries, executives position as a member of the Board of Directors of the Company or any Subsidiaries, and Executive’s termination or resignation as an employee, officer and/or director, to bring these matters to a conclusion and to avoid incurring costs and expenses which would be incident to the prosecution and defense of claims arising from any disputed matters.

NOW, THEREFORE, in consideration for the covenants and agreements contained herein, and other good and valuable consideration, the parties hereto agree as follows:

1. Termination and Acknowledgment of Payment. Executive and the Company hereby agree that Executive’s employment with the Company shall terminate as of 5:00 p.m. (Pacific Time) on the Termination Date. Subject to the provisions of Section 2.6 of this Agreement, Executive hereby resigns as a director, officer and manager of the Company and any Subsidiaries effective on the Termination Date and the Company and the Subsidiaries hereby accept such resignations. Except as otherwise specifically set forth in this Agreement, the Company and the Subsidiaries shall have no further obligations to Executive and all compensation and benefits payable to him shall cease as of the Termination Date. Except for accrued but unpaid amounts due Executive pursuant to the terms of the Employment Agreement for periods up to and including the Termination Date, and except as specifically contemplated by this Agreement, Executive hereby acknowledges that he has been paid all accrued compensation, wages, bonus or vacation pay, benefits and other compensation owed to him by the Company and the Subsidiaries or to which he may be entitled up to and through the Termination Date and hereby releases the Company and the Subsidiaries of any further obligations to pay any such amounts.

2. Termination Payments and Other Consideration.

2.1 Termination Payments. The Company shall cause to be paid to Executive the gross sum of Three Hundred Forty-Nine Thousand Five Hundred Ninety-Two Dollars ($349,592) which shall be paid in 26 equal bi-weekly installments in accordance with the Company’s payroll practices (the “Termination Payments”). The Termination Payments shall commence on the first regular payroll date of the Company following the expiration of the Revocation Period provided for in Section 21. The Company shall deduct from such Termination Payments any and all applicable state and federal withholdings.

2.2 Continuation of Group Health Benefits. For a period of eighteen (18) months following the Termination Date, the Company agrees to reimburse Executive for the cost of premiums to maintain the health insurance coverage currently in effect for Executive and his dependents. Company and Executive agree that (i) the current cost of such health insurance is $13,457 per annum, and (ii) the Company’s reimbursement obligations shall increase in the event that the cost of maintaining the existing health insurance coverage is increased by the insurer, subject to a maximum increase of fifteen percent (15%) during the eighteen (18) months reimbursement period. Other than health insurance reimbursement provided for above and except as may be required by applicable law or the specific terms of this Agreement, following the Termination Date, Executive shall be responsible for maintaining and paying for his own health, life, disability and/or other insurance benefits for himself and his dependents.

2.3 Options. Executive and the Company acknowledge and agree that Exhibit A attached hereto and incorporated herein by this reference sets forth all outstanding options held by Executive or to which Executive is entitled as of the Termination Date (the “Options”). Notwithstanding anything to the contrary contained in the Employment Agreement or the terms of the Options themselves, the Company agrees that on the Termination Date, all existing Options shall accelerate and vest in full and shall continue to be exercisable until December 31, 2009.

2.4 Vacation. Executive acknowledges and agrees that, as of the Termination Date, he has no accrued vacation and, accordingly, will not receive any payment for accrued but unpaid vacation on the Termination Date.

2.5 Compliance with Agreement. Except for the Company’s obligation to provide directors and officers liability insurance coverage of Executive in accordance with the provisions of Section 2.7 and its obligations pursuant to Section 2.6, Executive acknowledges and agrees that all payments and other benefits provided to him under this Agreement are contingent upon his compliance with all of the terms and conditions of this Agreement in all material respects.

2.6 Permits and Licenses. The Company and Executive acknowledge that it may be impractical for Executive to be replaced on the Termination Date as an officer, director or agent of the Company or its Subsidiaries on certain governmental licenses or permits or on any leases or guarantees with respect to which Executive may have any obligation. Accordingly, the Company covenants and agrees that immediately following the Termination Date, the Company shall use commercially reasonable efforts to expedite the removal and release of Executive from all such licenses, permits, leases and guarantees and, at all times following the execution of this Agreement, Executive covenants and agrees to take all necessary steps reasonably requested by the Company (including execution and delivery of any necessary certificates or other documentation) to replace Executive on any governmental licenses or permits (including any liquor licenses) on which such Executive is listed personally or as an officer, director or agent of the Company. The Company further covenants and agrees that it shall, to the extent permitted by applicable law, fully indemnify Executive for all costs, fees, and any and all other claims and liabilities arising from any governmental license or permit, guarantee or lease of any property maintained for the benefit of the Company and which is in the name of Executive.

2.7 Officers and Directors Insurance. For a period of at least five (5) years following the Termination Date, the Company shall maintain directors and officers liability insurance in accordance with the Company’s usual and customary practices, which policy shall include customary coverage for Executive with respect to his service on the Board of Directors and as an officer of the Company. Notwithstanding anything to the contrary set forth herein, the Company and Executive understand and agree that (i) the amount and nature of such insurance coverage shall be as determined by the Board of Directors of the Company, and (ii) the insurance coverage afforded to Executive shall be no less than the coverage maintained for the benefit of the Company’s continuing executive officers and members of the Company’s Board of Directors.

3. Return of Company Property. Executive warrants and represents that he has or will, within fifteen (15) business days of the Termination Date, return to the Company all property of the Company and the Subsidiaries in the possession, custody and/or control of Executive, his spouse or any affiliate(s) thereof. Such property shall include any written records or computer files containing Confidential Information (and all copies thereof), as such term is defined in Section 6.2 of this Agreement; provided, however, that Executive may retain copies of correspondence authored or addressed to Executive. Executive will, upon request by the Company, certify his compliance with this Section 3 in writing. The Company further covenants and agrees that on the Termination Date, the Company shall use its commercially reasonable efforts to cause Executive’s current cell phone number used by Executive in connection with Company business to be transferred to Executive; provided, however, that Executive shall be liable for all charges associated with such cell phone number following the Termination Date.

4. Release of Claims.

4.1 Release by Executive. As a material inducement to the Company to enter into this Agreement and in consideration of the Termination Payments and other valuable consideration, Executive does hereby agree to and hereby does unconditionally and generally release and fully and forever waive and discharges, on his own behalf and on behalf of any of his dependents, heirs, affiliates, successors and assigns, the Company, and its parent, subsidiary and affiliated companies, partnerships, and each of their respective present or former affiliates, subsidiaries, officers and directors, shareholders, partners, employees, agents, attorneys, accountants and representatives, and their respective successors and assigns (collectively, the “Company Released Parties”) from any and all rights, claims, actions, suits, demands, causes of action, charges, obligations, damages, breaches, attorneys’ fees, costs and liabilities of any nature whatsoever (collectively, “claims”), whether or not now known, suspected or claimed, which Executive now holds or has at any time heretofore owned or held against the Company Released Parties including, but not limited to, claims (a) arising out of his employment with or service as director of the Company and/or his resignation or termination therefrom, except as set forth in the last sentence of this Section 4.1 or as otherwise specifically provided in this Agreement, (b) except as specifically provided in this Agreement, for compensation, severance payments, rights or benefits due to him under any plan or arrangement with the Company or its Subsidiaries, including the Employment Agreement, (c) that the Company Released Parties or any of them discriminated against Executive on the basis of his race, sex, religion, national origin, handicap, ancestry, sexual orientation, mental or physical disability, or age, (d) that the Company Released Parties violated any promise or agreement either express or implied with Executive, or that the Company has terminated him for any illegal reason or in an illegal fashion, including specifically without limiting the generality of the foregoing any claim under the Employee Retirement Income Security Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Pay Act, the Fair Labor Standards Act, or (e) for employment discrimination, defamation, liable, interference with contract, business relationships, or prospective economic advantage, emotional distress, wrongful termination and, except as specifically provided in this Agreement, wages, severance pay, deferred compensation, stock options, bonus, sick leave, holiday pay, vacation pay, life insurance, health and medical insurance, or any other fringe benefit or commissions. Notwithstanding any of the foregoing, nothing in this Agreement shall be deemed to constitute a release or waiver of any claims that Executive or his affiliates may have against any of the Company Released Parties (i) relating to or arising out of any criminal or fraudulent actions by the Company Released Parties, or (ii) for indemnification under the California Corporations Code, the Company’s Articles of Incorporation or Bylaws or any existing officer or director liability or errors and omissions insurance policy.

4.2 Acknowledgment of Executive. This Agreement also is intended to waive all rights and claims, if any, arising under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621 et seq. Executive acknowledges that the consideration in the Agreement exceeds payment or remuneration to which he is already entitled. Executive acknowledges that he has been advised to consult with an attorney prior to executing this Agreement. Executive acknowledges that he has been given a reasonable period of time to consider this Agreement and waives the twenty-one (21) day consideration period of the Older Workers Benefit Protection Act. He fully understands that, except as specifically provided in this Agreement to the contrary, this Agreement constitutes a waiver of all rights available under federal and state statutes, municipal charter and common law with regard to any matter related to his employment and his termination of employment with the Company.

4.3 Release by Company. Company does hereby agree to and hereby does unconditionally and generally release and fully and forever waive and discharge, on its own behalf and on behalf of any of its affiliates, successors and assigns, Executive and each of his present or former affiliates, agents, attorneys, accountants and representatives, and their respective successors and assigns (collectively, the “Executive Released Parties”) from any and all claims, whether or not now known, suspected or claimed, which the Company now holds or have at any time heretofore owned or held against the Executive Released Parties including, but not limited to, claims arising out of his employment with and service on the Board of Directors of the Company and/or his resignation or termination therefrom, Notwithstanding the foregoing, nothing in this Agreement shall be deemed to constitute a release or waiver of any claims that the Company or his affiliates may have against any of the Executive Released Parties (i) relating to or arising out of any criminal or fraudulent actions by the Executive Released Parties, or (ii) relating to or arising out of any actions or circumstances with respect to which indemnification of Executive would not be permitted under applicable law.

4.4 No Assignment of Claims. Executive and the Company represent and warrant that they have not heretofore assigned or transferred to any person or entity of any kind any matter released herein. To the extent that the release set forth in Section 4 of this Agreement runs in favor of persons or entities not signatory hereto, this Agreement is hereby declared to be made for each of their express benefits and uses.

4.5 Waiver of Unknown Claims. It is a further condition of the consideration herein and is the intention of Executive and the Company in executing this instrument that the same shall be effective as a bar to each and every claim, demand, and cause of action hereinabove specified and, in furtherance of this intention, Executive and the Company hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and/or any similar rule of law adopted by statute or otherwise in any other of the United States and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. Section 1542 of the California Civil Code provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”

Executive and the Company acknowledge that they may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, might have materially affected this settlement. Nonetheless, Executive and the Company hereby waive any right, claim or causes of action that might arise as a result of such different or additional claims or facts. Executive and the Company hereby acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542 or any similar laws in any of the United States.

4.6 No Prior Assignment; Covenant Not to Sue. No party to this Agreement has heretofore assigned, transferred, or granted, or purported to assign, transfer or grant,

any of the claims released pursuant to this Agreement. Each party hereby covenants not to sue the other with respect to any of the claims that such party is releasing pursuant to this Agreement. Executive represents that he is the owner of the claims that he is releasing, and shall indemnify, defend, and hold the Company Released Parties free and harmless from and against all claims, demands, and cause or causes of action made or asserted by any other person, firm or entity purporting to be the owner of any claims, demands, and cause or causes of action so released. The Company represents that it is the owner of the claims that it is releasing, and shall indemnify, defend, and hold the Executive Released Parties free and harmless from and against all claims made or asserted by any other person, firm or entity purporting to be the owner of any claims, demands, and cause or causes of action so released.

5. No Admission. The Company and Executive understand and agree that neither this Agreement nor the consideration referenced herein is to be construed as an admission on the part of the Company Released Parties or the Executive Released Parties, or any of them, of any liability or wrongdoing whatsoever and neither this Agreement nor anything contained herein shall be admissible in any proceeding as evidence of or an admission by the Company Released Parties or the Executive Released Parties, or any of them, of any liability or wrongdoing.

6. Confidentiality, Non-Competition, Non-Solicitation and Non-Disparagement Covenants.

Executive agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that Executive make the covenants contained in Sections 6.2 through 6.6 herein and that the Company is relying upon and is induced by the agreements made by Executive in this Section 6.

6.1 Non-Competition. The Company hereby agrees that the non-competition provisions contained in Section 13.2 of the Employment Agreement shall terminate and not apply to Executive from and after the Termination Date.

6.2 Confidentiality.

(a) Confidential Information. From and after the Termination Date, Executive shall not, except as may be required by applicable law or court order, disclose to others for use, whether directly or indirectly, any Confidential Information regarding the Company. The term “Confidential Information” as used in this Agreement shall mean information about the Company, its Subsidiaries and affiliates, and their respective clients, suppliers and customers that is not available to the general public or that does not otherwise become available to the general public, and that was learned by Executive in the course of his employment by the Company, including, without limitation, any data, formulae, recipes, methods, information, proprietary knowledge, trade secrets, client, supplier and customer lists, and all papers, resumes, records and other documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage.

(b) Importance of Confidential Information. Executive acknowledges and agrees that the Company’s Confidential Information is a valuable, special and unique asset of the Company which is extremely important in a highly competitive business such as the Company’s. Executive acknowledges that the disclosure of any Confidential Information may cause substantial injury and loss to the Company. Executive acknowledges that the Company retains a proprietary interest in its Confidential Information that persists beyond the termination of Executive’s employment by the Company.

(c) Right to Company Materials. Executive agrees that all styles, designs, recipes, lists, materials, books, files, reports, correspondence, records and other documents (“Company Material”) used, prepared, or made available to Executive, shall be and shall remain the property of the Company. All Company Materials shall be returned to the Company in accordance with the provisions of Section 3 of this Agreement, and Executive shall not make or retain any copies thereof other than as specifically permitted pursuant to Section 3 of this Agreement.

(d) Confidentiality of this Agreement. Executive and the Company acknowledge and agree that unless and until this Agreement is disclosed or filed with the United States Securities and Exchange Commission, its contents and the terms of this Agreement are confidential, and agree not to disclose, publicize, or cause to be publicized, any of the terms or conditions of this Agreement (other than the fact of the existence of this Agreement), and except as the Company and Executive may mutually agree in writing or as required by judicial process or applicable law or to Executive’s immediate family, financial advisors or attorneys who shall be advised of this Agreement and bound by it. Executive understands and agrees that the material terms of this Agreement may be required to be disclosed or filed as part of the Company’s required filings pursuant to the requirements of the Securities Exchange Act of 1934, as amended.

6.3 Non-Solicitation. Executive understands and agrees that in the course of employment with the Company, Executive has obtained access to and/or acquired Company trade secrets, including Confidential Information, which are solely the property of the Company. Therefore, to protect such trade secrets, Executive promises and agrees that for a period of two (2) years following the Termination Date, he will not solicit or assist others in soliciting any employees, franchisees, landlords, or suppliers of the Company or any of its present or future subsidiaries or affiliates, to divert their employment or business to or with any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company. The Company acknowledges in this regard that its customers, landlords and suppliers do have existing relationships and likely will have future relationships with the Company’s direct and indirect competitors in the restaurant industry in the ordinary course of their activities and that such competitors may include entities to which Executive may in the future provide services or of which Executive has an ownership interest.

6.4 Non-Disparagement. Except for statements of fact, internal Company communications relating to the performance of the Company, disclosures required under applicable law or in connection with any legal proceedings with respect to which Executive is a party or witness, Executive will not make any disparaging remarks regarding the Company at any time following the termination of his employment with the Company. Except for statements of fact, internal communications relating to the performance of Executive or termination of his employment, and disclosures required under applicable law or in connection with any legal proceedings with respect to which the Company is a party or witness, the Company will not make any disparaging remarks regarding Executive at any time following the termination of his employment with the Company.

6.5 Consideration for Covenants. The covenants of Executive set forth in this Section 6 are made in consideration of the payments made, and other benefits given, to Executive pursuant to this Agreement, the receipt, adequacy and sufficiency of which are acknowledged by Executive, and such covenants have been made by Executive to induce the Company to enter into this Agreement.

6.6 Scope of Covenants; Judicial Modification. It is specifically agreed and understood that because of the nature of the business and the fact that the Company has customers and clients throughout the United States, the provisions of this Section 6 are reasonable. However, in furtherance of the provisions of this Section 6 and subsections hereunder, Executive and the Company agree that in the event a court should decline to enforce all of the covenants contained in this Section 6, or any part thereof, the other covenants and the remainder of any of the covenants so impaired shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the covenants contained in this Section 6 or any parts thereof are unenforceable because of the duration or scope thereof, such court shall have the power to reduce the duration or scope, as the case may be and such covenants shall then be enforceable in their reduced form.

6.7 Compliance with Prior Covenants. Executive represents , warrants and agrees that (i) prior to the Termination Date he had not breached the provisions of Sections 13.1 (Confidential Information), 13.4 (Non-solicitation) or 13.5 (Non-disparagement) of the Employment Agreement in any material respect (the “Prior Covenants”), and (ii) any such material pre-Termination Date breach of the Prior Covenants shall be deemed a breach of this Agreement and shall entitle the Company to seek the same remedies as would be available with respect to a breach of Section 6 of this Agreement.

7. Material Breach.

7.1 Injunctive Relief. In the event any party breaches any of the provisions, covenants or promises set forth in Sections 3, 4 and 6 or other provisions of this Agreement, the injured party will be entitled, in addition to damages, to injunctive relief from a court of competent jurisdiction, enjoining the party which committed the breach, or any of them, their agents, attorneys, and all others acting on his or its behalf from any further disclosure or dissemination of information or any activity in breach of Sections 3, 4 and 6 of this Agreement.

7.2 Cessation of Termination Payments in Certain Circumstances. Notwithstanding anything to the contrary contained in this Agreement, in the event that Executive breaches his obligations under this Agreement in any material respect, including, without limit, the provisions of Section 6.3 or 6.4 of this Agreement, the Company shall give notice of such breach to Executive and, to the extent that such breach is not cured by Executive (to the extent curable) to the reasonable satisfaction of the Company within ten (10) business days of the date of such notice, the Company shall have the right to terminate making Termination Payments and cease providing any other benefits or reimbursements to which Executive may otherwise be entitled to pursuant to the terms of this Agreement by giving three (3) business days advance written notice of such termination. Notwithstanding the provisions of this Section 7.2, nothing in this Section 7.2 shall affect or cause the termination of the Company’s obligations pursuant to Sections 2.6 and 2.7 above.

8. Costs. Each party shall bear his or its own costs and attorneys’ fees in connection with the negotiation and preparation of this Agreement.

9. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter hereof, and any and all prior discussions, negotiations, commitments or understandings related thereto, if any are hereby merged herein and therein. No representations, oral or otherwise, express or implied, other than those specifically referred to in this Agreement have been made by any party hereto. No other agreements not specifically contained or referenced herein, oral or otherwise, shall be deemed to exist or to bind any of the parties hereto.

10. Waiver, Modification and Amendment. No provision hereof may be waived unless in writing signed by all parties hereto. Waiver of any one provision herein shall not be deemed to be a waiver of any provision herein. This Agreement may be amended or modified only by a written agreement executed by all of the parties hereto.

11. Binding on Parties. This Agreement, and all the terms and provisions hereof, shall be binding on the parties and their respective heirs, legal representatives, successors and assigns, and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. The parties shall defend, indemnify and hold the other parties harmless from any claim or action brought by any third party related to this Agreement or any claim or matter released herein.

12. Voluntary Agreement. This Agreement in all respects has been voluntarily and knowingly executed by the parties after each party has had the opportunity to review it with their respective legal counsel. Executive acknowledges and agrees that the Company has advised him to obtain counsel. All parties have participated in the drafting of this Agreement. Accordingly, no rule of construction shall apply against any party or in favor of any party, and any uncertainty or ambiguity shall not be interpreted against any party and in favor of another.

13. Acknowledgment. Executive acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. Executive certifies that he has fully read, has received an explanation of, and completely understands the terms, nature and effect of this Agreement. Executive further acknowledges that he is executing this Agreement freely, knowingly and voluntarily and that his execution of this Agreement is not the result of any fraud, duress, mistake or undue influence whatsoever. In executing this Agreement, Executive does not rely on any inducements, promises or representations by the Companies or any person other than the terms and conditions of this Agreement.

14. No Reliance. The parties acknowledge that they have read this Agreement, that they are relying solely upon the contents of this Agreement, and are not relying upon any other representations, warranties, or inducements whatsoever as an inducement to enter into this Agreement, other than those referenced herein, and acknowledge that no representations, warranties, or covenants have been made which are not referenced in this Agreement.

15. No Waiver. Failure to insist on compliance with any term, covenant, or condition contained in this Agreement shall not be deemed a waiver of that term, covenant, or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.

16. Governing Law; Arbitration. This Agreement shall be construed and enforced in accordance with the laws of the State of California. Except as provided herein, any controversy or claim arising out of or relating in any way to this Agreement or the breach thereof, or Executive’s termination as an employee, officer or director of the Company or its Subsidiaries and any statutory claims including all claims of employment discrimination shall be subject to private and confidential arbitration in Orange County, California in accordance with the laws of the State of California. The arbitration shall be conducted in a procedurally fair manner by a mutually agreed upon neutral arbitrator selected in accordance with the National Rules for the Resolution of Employment Disputes (“Rules”) of the American Arbitration Association or if none can be mutually agreed upon, then by one arbitrator appointed pursuant to the Rules. The arbitration shall be conducted confidentially in accordance with the Rules. The arbitration fees shall be paid by the Company. Each party shall have the right to conduct discovery including depositions, requests for production of documents and such other discovery as permitted under the Rules or ordered by the arbitrator. The statute of limitations or any cause of action shall be that prescribed by law. The arbitrator shall have the authority to award any damages authorized by law for the claims presented including punitive damages and shall have the authority to award reasonable attorneys fees to the prevailing party in accordance with applicable law. The decision of the arbitrator shall be final and binding on all parties and shall be the exclusive remedy of the parties. The award shall be in writing in accordance with the Rules, and shall be subject to judicial enforcement in accordance with California law. Notwithstanding anything to the contrary contained in this Section 16, nothing herein shall prevent or restrict the Company or Executive from seeking provisional injunctive relief from any forum having competent jurisdiction over the parties.

17. Severability. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent of and severable from the remainder, the validity of which shall remain unaffected.

18. Titles and Captions. Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

19. Counterparts. This Agreement may be executed in counterparts, and when each party has signed and delivered at least one such counterpart, each counterpart shall be deemed an original, and, when taken together with the other signed counterparts, shall constitute one agreement, which shall be binding and effective as to the parties. This Agreement shall be effective on the date last executed by one of the parties hereto if so executed in counterparts.

20. Further Assurances; Cooperation in Litigation. Executive hereby agrees that from time to time at the reasonable request of the Company, and without further consideration, Executive will (i) execute and deliver such additional instruments and take such other actions as the Company may reasonably require to carry out the terms of this Agreement, including, without limitation, the execution of a form of intellectual property assignment and inventions agreement confirming and evidencing that Executive has no rights, claim or interest in or to any intellectual property assets used or under development by the Company and that any such rights have been assigned to the Company, (ii) cooperate with the Company in connection with preparing for, defending, and testifying in connection with any pending or future litigation or other proceeding or dispute between any of the Company and any third party, and (iii) cooperate with the Company in connection with any financial audit of the Company.

21. Revocation. Executive will have the right for a period of up to, but not to exceed, seven (7) days from the date on which he signs this Agreement to revoke it (the “Revocation Period”) by furnishing written notice of such revocation which must be delivered to the Company, prior to midnight on the seventh day. This Agreement will not become effective or enforceable until the expiration of the Revocation Period. No Termination Payments will be paid until ten days after the expiration of the Revocation Period.

22. BJ’s Restaurants Foundation. The Company and Executive acknowledge and agree that this Agreement shall not serve to require the resignation or termination of Executive as a member of the Board of Directors of BJ’s Restaurants Foundation (the “Foundation”). Simultaneously with the execution of this Agreement, Executive is executing a letter agreement setting forth certain understandings with respect to his service on the Board of Directors of the Foundation.

23. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or when mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, exception that notice of a change of address shall be effective only upon actual receipt:

Company:	BJ’s Restaurants, Inc.
7755 Center Avenue, Suite 300
Huntington Beach, CA 92647
Attention: Chief Executive Officer

Executive:	Jeremiah J. Hennessy

PLEASE READ THIS AGREEMENT CAREFULLY. THIS SEPARATION AGREEMENT AND GENERAL RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first set forth above.

“Company”

BJ’S RESTAURANTS, INC.

By:	/s/ Gregory Levin
Gregory Levin EVP and Chief Financial Officer

“Executive”

/s/ Jeremiah J. Hennessy
Name: JEREMIAH J. HENNESSY

EXHIBIT A

Schedule of Outstanding Options

Date of Grant	No. of Option Shares	Exercise Price
06/27/05	85,000	$19.38